Exhibit (a)(1)(F)
FORM OF AMENDMENT TO STOCK OPTION AGREEMENT AND
PROMISE TO MAKE CASH PAYMENT

To:

From:	Superior Industries International, Inc.

Date:

Subject:	Amendment of Your Stock Options
     You have elected to participate in the Offer to Amend the Exercise Price of Certain Options to have the exercise price of certain of your options amended. We have accepted your election to amend the options listed on the attached Schedule of Amended Options and Cash Payments (the “Options”). These Options are now exercisable, subject to vesting and the other terms thereof, at the amended exercise price as listed on the attached Schedule of Amended Options and Cash Payments.
     In exchange for your agreement to amend your Options to purchase shares of Superior Industries International, Inc. common stock, as indicated by your election form, Superior Industries International, Inc. hereby promises to pay you a cash payment as described on the Schedule of Amended Options and Cash Payments attached hereto.
     Any such payment will be paid, less applicable tax withholding, promptly on or after January 24, 2008. The payments due to you are shown on the attached Schedule of Amended Options and Cash Payments. These payments are not subject to vesting.
     This memo acts as an amendment to each of your Options. To the extent not amended by this memo, your Options will continue to be subject to the terms and conditions of the Superior Industries International, Inc. 1993 Stock Option Plan or 2003 Equity Incentive Plan, as applicable, under which the original options were granted.
     This memo is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Amend the Exercise Price of Certain Options; (2) the Cover Email to All Eligible Option Holders; (3) the Election Form; and (4) the Withdrawal Form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This memo and the Offer Documents reflect the entire agreement between you and Superior concerning this transaction. This memo may be amended only by means of a writing signed by you and an authorized officer of Superior.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:

1

Date:

Title:

Personnel Grant Status: Superior Industries International, Inc.
As of Wednesday, August 29, 2007, Schedule of Amended Options and Cash Payments
Name: John A. Smith
The following is the schedule of your amended Superior option grant(s):

Number of
			Shares	New Exercise
Option ID			Underlying	Price per	Cash Payment	Cash Payment
Number	Option Date	Plan	Option Grant	Share	per Share	per Option Grant
XXXX	XX/XX/XXXX	XXXX	X,XXX	$XX.XX	$X.XX	$XXXX.XX

				TOTAL CASH PAYMENT		$

If you have questions about the above list, please direct them to options@supind.com or Robert A. Earnest at (818) 781-4973.

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